Exhibit 99.1

BULLDOG TECHNOLOGIES ANNOUNCES RESIGNATION OF MR.
JOHN COCKBURN AS DIRECTOR

BULLDOG MOVES FORWARD WITH FINAL PHASE OF COMMERCIAL PRODUCT DEPLOYMENT OF MINIBOSSTM AND ROADBOSSTM PRODUCTS

RICHMOND, British Columbia, August 10, 2006 — Bulldog Technologies Inc. (OTC.BB: BLLD), a provider of wireless solutions and sensor networks to monitor, track and secure assets for cargo and global supply chain security, today announced the resignation of Mr. John M. Cockburn as a member of the Board of Directors and as the Company’s Director of Global Sales, effective August 4, 2006.  Mr. Cockburn indicated his resignation was a result of his desire to pursue personal interests.  In connection with Mr. Cockburn’s resignation, there were no disagreements with the Company’s Board of Directors or management.

Mr. Paul G. Harrington, President and Chief Executive Officer, stated, “We would like to express our appreciation to Mr. Cockburn for his contributions in the growth and development of Bulldog.  In connection with his departure, Mr. Cockburn has expressed an interest in continuing to assist the Company in its efforts to distribute Bulldog’s products in Latin America.”

Mr. Harrington further commented, “We are currently pilot testing and evaluating the RoadBossTM cargo security product in Mexico and Ecuador.  The success of these pilots, with results expected in the next four (4) weeks, could establish the Company as a vendor for certain ports in these territories.  Successful testing and evaluation could also provide the Company with increased sales opportunities in the region.  On the domestic front, the Company has deployed over 700 MiniBossTM units in both pilot programs and commercial installations for supply chain security.  We are pleased with the continued progress being made in our commercial product deployment efforts and the restructuring and cost containment strategies being employed to establish a growth platform for the Company.  There is much work still to be done, but we are encouraged with the accomplishments to date.”

About Bulldog Technologies

Bulldog Technologies designs, develops, and manufactures its patented and FCC-certified wireless Online Security Solutions (BOSSTM) for supply-chain and other security and asset protection business applications.  With an estimated $6 billion in reported cargo theft annually, Bulldog’s BOSS™ products are designed to increase supply chain operational efficiency, security, and reduce and deter overall losses.  The Company also has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and traceability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations.  For further details on the Company and its products, please visit the Company’s website at www.bulldog-tech.com.

Bulldog Technologies believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Bulldog’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended August 31, 2005, and Quarterly Reports on Form 10-QSB for the periods ended November 30, 2005 and February 28, 2006.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:

Investor Relations

(604) 271-8656

(508) 523-3141

www.bulldog-tech.com

Investor Relations Contact:

Aurelius Consulting Group, Inc.

Dave Gentry

(407) 644-4256

info@aurcg.com

www.runonideas.com